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                                                                   EXHIBIT 10.02

                                TIER II AGREEMENT


                                 GENERAL MOTORS
                                POWERTRAIN GROUP

                                       AND


                              NEMATRON CORPORATION


                                     FOR THE


                           PV6 & L850 ENGINE PROGRAMS




                                JANUARY 10, 1997










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1.       SCOPE AND CONTENT

         1.1.     GENERAL

                  The scope of this agreement is the GMPTG Premium V6 Engine Program and the GMPTG L850 Program. This agreement may be extended to other GMPTG programs if mutually agreeable between GMPTG and Nematron Corporation.

         1.2      HARDWARE

                  ICC-5000-xxx
                  Includes the following:

                  Nematron part *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                                            *
                                            *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                    *  :                    *
                    *  :                    *

                  Based on the hardware and software configuration specification provided by GMPTG, Nematron agrees to assemble and test each PC prior to shipment to any PV6 or L850 OEM. Nematron reserves the right to substitute components of equal or greater capability and quality as the component market dictates with GM concurrence.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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2.       PV6 & L850 PROGRAMS

         2.1      PRICING

                  The following pricing will be honored to the respective sites for the duration of the GMPTG Premium V6 and L850 programs.

                  The price to GMPTG for the configuration described in section
                  1.2 above is * per unit.

                  Additional 3rd party hardware/software as needed to make up plant specific configured units may be purchased from Nematron at * All hardware/software will be installed, configured, and tested by Nematron prior to shipment to GMPTG or OEM's at no additional charge, except as specifically agreed upon between Nematron & GMPTG.

         2.2      *

                  *


         2.3      WARRANTY

                  Nematron will honor a limited warranty for the PV6 & L850 programs for * from the start of regular production. All Nematron components of the hardware selected for this project are covered by this warranty. Nematron warrants that the articles to be delivered under this agreement will be free from defects in material and workmanship under normal use. All warranties are contingent upon proper use in the application for which the products are intended and do not cover products which have been modified without Nematron's approval or which have been subjected to operating and/or environmental conditions in excess of the maximum values established therefore in the applicable specifications, or testing, repair, alteration, damage, assembly or processing that alters physical or electrical properties.

                  Third Party Cards

                  Nematron will assist General Motors in selecting third party vendors that will honor a * warranty. However, all warranties for third party products are the responsibility of that company. Should any of these companies offer extended

* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                  warranties at a cost, Nematron would be willing to purchase and manage these extended warranties on behalf of General Motors at fair market prices. Nematron will inform GMPTG on any 3rd party products that are not covered under the Nematron warranty.

                  Claims

                  All returns will be accompanied by an RMA number. Nematron will work closely with GMPTG to analyze all failure data and incorporate the findings into manufacturing processes as determined. Nematron agrees to pick up and deliver all Nematron provided equipment to all GMPTG plants * of Nematron Corporation. Outside this area, GMPTG will pay freight to Nematron and Nematron will pay return freight.

         2.4      SPARE PARTS INVENTORY

                  Nematron will consign warranty inventory, at no charge to GMPTG. The spare parts inventory shall consist of * quantity of the total Nematron units purchased for each plant. These quantities will be calculated and delivered to each plant covered under this agreement and having a minimum of * PC's * prior to SORP and shall be readjusted annually. After the warranty period, these inventories shall be made available to GMPTG at * . Nematron agrees to manage and update this inventory with the current hardware technology that this being used on the program during the warranty period. Nematron may rotate warranty stock periodically at Nematron's discretion.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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3.       TECHNICAL SERVICE AND SUPPORT

         3.1      PROGRAM MANAGEMENT

                  Nematron agrees to assign a program manager to handle the PV6 & L850 programs. This program manager will have the following roles and responsibilities:

                  3.1.1. Work with GMPT to establish architecture, hardware and software requirements. Develop Hardware and Software specifications as applied to the PV6 and L850 programs.

                  3.1.2. Work with Original Equipment Manufacturers during simultaneous engineering phase to develop and implement innovative ideas.

                  3.1.3. Create functional specification for Nematron product design engineers of each project which includes; hardware requirements, software requirements, interfacing details, third party equipment involvement, data flow and organization. Work with design engineers to assess risk factors in the specifications.

                  3.1.4. Provide technical data to customers to ensure proper use of the product. Work throughout the project to ensure product was applied correctly in accordance with Nematron specifications. This involves the review of technical drawings and visits to customer sites to ensure proper practices were used.

                  3.1.5. Interact and assist in any technical issues that arise both at the Original Equipment Manufacturer site and the End User site.

                  3.1.6. Direct investigation of customer complaints regarding Quality, Tolerances, Specifications and if warranted, implement corrective action. Coordinate Nematron product engineers to resolve problems.

                  3.1.7. Implement failure reporting, analysis and corrective action program which includes describing the problem in detail, implement and verify interim containment actions, define and verify root cause, verify effectiveness of permanent corrective action, implement permanent corrective action, and prevent recurrence on similar processes/product.


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                  3.1.8.   Installation & Startup Plan. Visit Original Equipment
                           Manufacturers to review design prior to
                           implementation. Work with Original Equipment
                           Manufacturers during implementation to resolve any technical issues.

                  3.1.9. Assist GMPT in the development of a training plan for each project which includes; Identifying the skill set of each customer working on an identified project and determining the requirement for Hardware & Software training at both the Original Equipment Manufacturer and the End User.

                  3.1.10. Project timing and tracking. Identify all technical tasks to complete project and highlight critical tasks that affect timing. Implement method for tracking and reporting technical issues.

                  3.1.11. Manage all of Nematron's resources with respect to the PV6 & L850 project. This involves technical people at both facilities as well as internal people assigned to the success of these projects.

                  3.1.12. Provide tracking of OEM hardware orders and delivery schedules.

         3.2      HARDWARE TECHNICIAN

                  Nematron agrees to supply one on site hardware technician for each GMPTG plant that is part of this agreement and having in excess of * Nematron PC's. His/her time at the plant will ramp up as the project progresses and machines begin to arrive at the plant as determined by Nematron's program manager together with GMPTG engineers. For any facility having less than *, technical support will be covered by the same individual within a * radius of the site he/she has been assigned. i.e. Bay City will receive support from the individual stationed at Livonia. The hardware technician is to provide the following functions:

                  3.2.1.   Track component revisions, upgrades, etc.
                  3.2.2.   Track all warranty items
                  3.2.3. Provide hardware and software integration and problem analysis.
                  3.2.4.   Perform any system software or firmware upgrades.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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4.       TRAINING

         4.1.     COURSES

                  Nematron agrees to provide to GMPTG a training course that will cover the use, installation, and maintenance of Nematron PC's used on the program. Each site having in excess of * Nematron PC's shall receive * free classes at their facility.

         4.2.     EQUIPMENT

                  Nematron agrees to provide * free ICC5000's (above and beyond those covered by the * spares inventory) for every site having in excess of * Nematron PC's, for GMPTG use on training GMPTG personnel on their electrical controls architecture.

5.       DOCUMENTATION

         Nematron will provide * sets of manuals for each site and where available, the manual will be provided in a Microsoft Word format so that General Motors may print as many as required.

         Nematron agrees to provide documentation which includes the following topics: Product specifications & ratings, Dimensions, Serial port definition & pinouts, Installation & set-up guides, BIOS, Memory Expansion procedures, Installation of option cards, and Basic Maintenance.

         5.1      SOFTWARE

                  Nematron agrees to provide * set of master disks for each operating system and * sets of manuals to each GMPTG site.

6.       SINGLE SOURCE

         As the single source supplier for industrial computers on both the PV6 &L850 global engine programs, Nematron shall be informed of any request for deviation from the use of Nematron PC's. Nematron shall provide input with respect to deviations and have first chance at solving these issues.

         6.1 All pre loaded software is subject to the license agreements of the respective suppliers.

* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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         6.2      FloPro(R) and FloPro 32(R) software is provided to GMPTG
                  subject to the FloPro(R)/GMPT North American Site Licenses #GMPT 96-10-01.


                  Bob McCurdy                      David W. Stanton
                  --------------------------       ----------------------------
                  Print Name                       Print Name


                  --------------------------       ----------------------------
                  General Motors Powertrain        Nematron


                  --------------------------       ----------------------------
                  Date                             Date



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